Exhibit 10.40

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of June 4, 2004 , by and between Visual Networks Operations, Inc., a company organized under the laws of Delaware (“Visual” or the “Employer”), and Donald E. Clarke, an individual (hereafter the “Executive”).

WITNESSETH:

WHEREAS, VISUAL desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth herein;

WHEREAS, VISUAL and the Executive shall enter into a Confidentiality, Non-Disclosure, And Non-Solicitation Agreement (the “Non-Solicitation Agreement”), attached hereto as Exhibit A;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, VISUAL and Executive hereby agree as follows:

ARTICLE 1

POSITION OF EMPLOYMENT

1.1	Title and Position. VISUAL agrees to employ Executive in the following position: Executive Vice President and Chief Financial Officer.

1.2	Start Date. July 12, 2004 (the “Start Date”).

1.3	Exclusive Devotion of Business Time. VISUAL agrees to employ the Executive and the Executive agrees to devote his full business time, effort, skills and loyalty to the business of VISUAL, to effectively carry out his responsibilities to VISUAL hereunder and to render his services and skills in the furtherance of the business of VISUAL, except for during permitted vacation periods and reasonable periods of illness or other incapacity. This Section 1.3 does not prevent the Executive from: (i) serving on civic and charitable boards, subject to VISUAL’s policies and standards; and (ii) managing his investments and the investments of his immediate family, subject VISUAL’s policies and standards. Despite anything in this Section 1.3 to the contrary, the activities referenced in clauses (i) and (ii) above shall not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement. To the extent that Executive desires to act as a member of the Board of Directors of another entity, VISUAL and the Executive shall reasonably discuss and attempt to come to an arrangement suitable to both the Executive and VISUAL.

1.4	Conflict with Company Policies. The terms and conditions of Executive’s employment will, to the extent not addressed in this Agreement, be governed by VISUAL’s company policies (“Policies”). In the event of a conflict between this Agreement and the Policies, the terms of this Agreement shall govern.

ARTICLE 2

DUTIES, AUTHORITY AND PERFORMANCE

2.1	Performance. Executive acknowledges and agrees that he is being offered a position of employment by VISUAL with the understanding that he possesses a unique set of skills, abilities,

and experiences which will benefit VISUAL. Executive agrees that his continued employment with VISUAL is contingent upon his successfully performing his duties as set forth in this Agreement.

2.2	Duties and responsibilities. VISUAL agrees to employ the Executive as the Executive Vice President and Chief Financial Officer of VISUAL. Executive shall report to the Chief Executive Officer (the “CEO”) of Visual Networks, Inc. The primary responsibilities of the Executive shall be determined by the CEO from time to time. On the date hereof, the duties and responsibilities of the Executive generally are as follows:

2.2.1  Executive shall render to the very best of his ability, on behalf of VISUAL, and shall undertake diligently, all duties assigned to him by the CEO.

2.2.2  In the performance of the Executive’s duties hereunder, he must comply in each and every respect with applicable laws, rules and regulations applicable to VISUAL.

2.2.3  As Executive Vice President and Chief Financial Officer of VISUAL, and in support of the duties assigned to him by the CEO, Executive is responsible for strategic direction, structure and effective management of the financial operations of VISUAL and for providing functional leadership and direction in the areas of accounting, reporting, treasury, cash management, planning/forecasting, capital spending, risk management, investor relations, human resources, and legal. Executive must also effectively manage and administer the day-to-day execution of these areas.

2.2.4  The Executive acknowledges that he may have to travel to different locations for business reasons from time to time as is reasonably necessary or advisable for the performance of his duties hereunder.

2.3	Cooperation. During the term of this Agreement and any time thereafter, the Executive agrees to give prompt written notice to VISUAL of any claim or injury relating to VISUAL, and to fully cooperate in good faith and to the best of his ability with VISUAL in connection with all pending, potential or future claims, investigations or actions which directly or indirectly relate to any transaction, event or activity about which the Executive may have knowledge because of his employment with VISUAL. Such cooperation shall include all assistance that VISUAL, its counsel, or its representatives may reasonably request, including reviewing and interpreting documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness. Should Executive be required to cooperate under the provisions of this Section 2.3 after termination of his employment with VISUAL, then he shall be reasonably remunerated by VISUAL for his time and reimbursed by VISUAL for all reasonable costs and expenses related to his cooperation hereunder.

2.4	Duty of Loyalty. Executive acknowledges and agrees that he owes a fiduciary duty of loyalty to act at all times in the best interests of VISUAL.

2.5	Business Opportunities. All business opportunities presented to Executive: (i) by reason of Executive’s employment by VISUAL; or (ii) relating to the businesses and activities engaged in (or contemplated to be engaged in) by VISUAL or any affiliate of VISUAL prior to and as of the date hereof or during the term hereof, shall be owned by, and belong exclusively to, VISUAL, and the Executive shall have no personal interest or rights therein or thereto. Executive shall promptly disclose any such business opportunity to VISUAL and execute and deliver to VISUAL, without additional compensation, such instruments as VISUAL may require from time to time to evidence its ownership of any such business opportunity.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1	Base Salary. Executive shall be paid a base salary of two hundred twenty-five thousand dollars ($225,000) annually (the “Base Salary”), subject to applicable federal, state, and local withholding, such Base Salary to be paid to Executive on a semi-monthly basis. VISUAL may, in its sole discretion, increase the amount of Base Salary effective for any specified year or part thereof during the term of this Agreement.

3.2	Options. Subject to Board approval, Executive shall be granted nonstatutory stock options to purchase three hundred thousand (300,000) shares of common stock of VISUAL (the “Initial Grant”), issued and pursuant to the applicable Nonstatutory Stock Option Grant Agreement between VISUAL and Executive. Vesting of the Initial Grant shall be as described in the applicable Grant Agreement. Stock options are subject to the terms and conditions established by Visual’s Board.

3.3	Annual Bonus. A bonus pool equal to fifty percent (50%) of Executive’s Base Salary (the “Annual Bonus”) shall be available for Executive to earn. The CEO, with approval from the Board of Directors of Visual (the “Board”), will determine the performance metrics required for earning of all or part of the Annual Bonus as well as payout intervals, if any. The CEO, with approval from the Board, shall, in his sole discretion, determine what portion of the Annual Bonus pool, if any, has been earned and will be paid to Executive. During the one-time period from Start Date through December 31, 2004 (the “Guaranteed Bonus Period”), Executive shall receive a guaranteed minimum bonus of a portion of $112,500.00, prorated semi-monthly (“Guaranteed Bonus”). (For example, if Executive’s Start Date is July 1, 2004, the Guaranteed Bonus Period shall be for the time period between July 1, 2004 and December 31, 2004 and the Guaranteed Bonus shall be 12/24 of $112,500.00 or $56,250.00). The Guaranteed Bonus shall be paid in semi-monthly instalments of $4,687.50 through regular payroll, provided that Executive remains actively employed, in good standing, with VISUAL as of the date each of the above payments becomes payable. After December 31, 2004, Executive is no longer eligible to receive a Guaranteed Bonus.

3.4	Signing Bonus. Executive shall receive a one time signing bonus of fifty thousand dollars ($50,000.00). One half of this bonus ($25,000) will be paid on the first regularly scheduled payroll following Executive’s date of hire and will be subject to all federal, state, and local withholdings as required by law. The remaining half of the bonus ($25,000) will be paid during the first quarter of 2005 and will be subject to all federal, state, and local withholdings as required by law.

3.5	Employee Benefits. During the period that Executive is employed by VISUAL and for such longer period as required by applicable law, Executive shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites in which other VISUAL employees participate. Executive shall accrue Paid Time Off (“PTO”) at the rate of fifteen (15) days per year.

Details of VISUAL’s insurance plans, including benefit amounts, limitations and restrictions are described in the summary plan descriptions provided to the Executive. If there is any difference between the summary plan descriptions and the information set forth in this Agreement, then the information contained in the summary plan descriptions takes precedence.

3.6	Reimbursement for expenses. VISUAL shall reimburse the Executive for all ordinary, necessary and reasonable out-of-pocket expenses incurred by the Executive for the benefit of VISUAL upon presentation of appropriate documentation in accordance with VISUAL’s Policies in effect from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1

Term. Executive‘s employment by VISUAL shall extend for a one (1) year term from Start Date (the “Initial Term”). After the Initial Term, Executive’s employment shall automatically be extended for subsequent one (1) year terms (each, an “Annual Renewal”), unless either Executive or VISUAL provides the other party with notice of non-renewal at least forty-five (45) days before the end of the Initial Term or any Renewal Term. Additionally, either VISUAL or Executive may terminate this employment relationship at any time, for any reason or for no reason, with notice given as provided in Sections 4.2 and 4.3 hereof.

4.2	Executive’s Right to Terminate

4.2.1  Executive’s Right to Terminate without Good Reason. The Executive has the right to terminate his employment under this Agreement at any time during the course of this Agreement by giving forty five (45) days notice in writing to the Board (the “Notice Period”). The Notice Period may be shortened by mutual agreement of the parties. During the Notice Period, Executive must fulfill all his duties and responsibilities set forth in this Agreement, and use his best efforts to train and support his replacement, if any. Executive’s salary and benefits will remain unchanged during the Notice Period.

4.2.2  Executive’s Right to Terminate for Good Reason. The Executive may resign his employment for “Good Reason” by giving Notice as described in paragraph 4.2.1 above. For purposes of this Agreement, “Good Reason” is defined as follows: (i) forced relocation of the Executive’s position by VISUAL to a location that is outside of a 25 mile radius of Visual’s offices in Rockville, Maryland; (ii) willful failure by the Company to provide the Executive the base salary and benefits in accordance with the terms of this Agreement; or (iii) material reduction in the Executive’s job title or responsibilities, without the Executive’s consent, that would constitute a material demotion or diminution of responsibility. In each such event listed in (i) through (iii) above, the Executive shall give the Company notice thereof which shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice.

4.3	VISUAL’s Right to Terminate. VISUAL has the right to terminate immediately the Executive’s employment under this Agreement at any time for any of the following reasons:

4.3.1 Executive’s death; or

4.3.2 Executive’s “Disability”, which for purposes of this Agreement means the Executive’s incapacitation by accident, sickness or other circumstances which, in the reasonable good faith determination of the Board, renders Executive mentally or physically incapable of performing the duties and services required of him hereunder in substantially the same manner and to the extent required hereunder prior to the commencement of such Disability, either with or without reasonable accommodation, on a full-time basis for a period of at least 90 consecutive days or for a period of six (6) non-consecutive months of the preceding eighteen (18) month period; or

4.3.3 For “Cause”, which for purposes of this Agreement shall mean:

4.3.3.1 The Executive has engaged in conduct which: (A) resulted in a conviction of or plea of guilty or no contest to a misdemeanor involving moral turpitude or involving the property of VISUAL; or (B) resulted in a conviction of or plea of guilty or no contest to a felony under the laws of the United States or any state or political subdivision thereof; or

4.3.3.2 The Executive: (A) commits a breach of his fiduciary duty to VISUAL or any of its affiliates; or (B) commits an act of gross negligence; or (C) engages in willful misconduct; or (D) engages in any transaction which the Executive knows or should have known would constitute self-dealing or a conflict of interest between the Executive and VISUAL and in which the Executive does or would receive any direct or indirect economic or pecuniary benefit without prior disclosure of such transaction to VISUAL; or

4.3.3.3. The Executive violates the internal procedures or policies of VISUAL in a manner which has a material adverse effect on the reputation, business or prospects of VISUAL, such as “but not limited to”, conduct constituting employment discrimination or sexual harassment; or

4.3.3.4 Material default or other material breach by Executive of his obligations hereunder; or

4.3.3.5 Failure by to perform diligently and competently his duties hereunder after written notice from VISUAL of such failure and thirty (30) days to remedy the deficiency described in such notice.

4.4	Effect of Termination on Compensation.

4.4.1 Termination by VISUAL Without Cause, Upon Change of Control, or Upon Visual’s Non-Renewal of this Agreement, or Upon Resignation by Executive for Good Reason. If Executive’s employment hereunder shall be terminated by the Employer without Cause, upon a Change of Control (as defined in Section 6(a)(ii) of the Visual Networks, Inc. 2003 Stock Incentive Plan), or upon Visual’s non-renewal of this Agreement under Section 4.1 above, or by the Executive for Good Reason, VISUAL agrees to provide Executive with severance pay, payable according to normal payroll practice, amounting to twelve (12) months of the Executive’s then applicable Base Salary, less applicable withholdings (the “Severance Pay”). In the event that Executive breaches any of the provisions of this Agreement (including but not limited to Executive’s obligation to cooperate during the Notice Period and/or the Non-Solicitation Agreement incorporated herein), all compensation and benefits hereunder shall cease immediately, Executive’s termination shall be treated as if it had been a termination for Cause, and Executive shall be required to repay VISUAL any Severance Pay received hereunder.

4.4.2 Termination by Executive’s Resignation without Good Reason or by Employer for Cause or Death. If Executive’s employment is terminated by Executive by a voluntary resignation (other than for Good Reason), or for death, or Cause (as that term is defined in section 4.3.3 herein), all compensation and benefits payable hereunder shall terminate contemporaneously with the date of the Executive’s termination of employment.

4.4.3 Termination by Employer for Disability. If Executive’s employment is terminated by VISUAL due to the Disability of the Executive (as defined in section 4.3.2 herein) VISUAL agrees to provide Executive with Severance Pay (as defined in section 4.4.1) provided, however, that VISUAL shall reduce the amount of Severance Pay paid to Executive on each payroll pay period by the amount of long term disability paid to Executive for that pay period under the then-applicable Visual long term disability plan, subject to the terms of such plan as may be amended. . Amounts paid to Executive by VISUAL under this section 4.4.3 shall in no way reduce the amount of long term disability benefits to which Executive would otherwise be entitled.

ARTICLE 5

GENERAL PROVISIONS

5.1	Notices. All notices and other communications required or permitted by this Agreement to be delivered by VISUAL or Executive to the other party shall be delivered in writing to the address shown below, either personally, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission (with confirmed receipt) or upon the date or actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

Employer:	Visual Networks Operations, Inc.

Attention: Jill Mayer
Director of Human Resources
2092 Gaither Road
Rockville, Maryland 20850

Executive:	Donald E. Clarke
At Executive’s address as reflected on VISUAL’s records

5.2	Amendments and Termination; Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of VISUAL and Executive relating to the subject matter hereof, and supersedes all prior oral and written understandings and agreements, whether written or oral. Notwithstanding anything herein to the contrary, this Agreement shall not affect the applicability of the Non-Solicitation Agreement executed by Executive, and the Non-Solicitation Agreement shall remain in full force and effect notwithstanding this Agreement.

5.3	Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the parties agree and stipulate that any court of competent jurisdiction may enforce these restrictions to the maximum extent deemed reasonable, rather than declare any provision unenforceable.

5.4	Waiver of Rights. No waiver by VISUAL or Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

5.5	Definitions, Headings and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

5.6	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same instrument.

5.7	Governing Law. The parties acknowledge and expressly agree that this Agreement shall be governed by and interpreted in accordance with federal law and the laws of the State of Maryland.

5.8	Attorneys Fees. If VISUAL incurs costs to enforce the terms of this Agreement (including but not limited to a declaratory judgment action), Executive shall reimburse VISUAL all of its costs and expenses, including reasonable attorneys’ fees. If Executive incurs costs to enforce the terms of this Agreement, VISUAL shall reimburse Executive all of Executive’s costs and expenses, including reasonable attorneys’ fees.

The parties hereto agree that any disputes shall be resolved by the District Court of Maryland for Montgomery County, the Circuit Court of Maryland for Montgomery County, or the United States District Court for the District of Maryland, as may be appropriate.

IN WITNESS WHEREOF, VISUAL and Executive have signed this Agreement.

VISUAL NETWORKS OPERATIONS, INC.

By:	/s/ Lawrence S. Barker
Lawrence S. Barker
President and Chief Executive Officer

Date:	June 4, 2004

/s/ Donald E. Clarke
Donald E. Clarke

Date:	June 4, 2004

Confidentiality, Non-Disclosure, And Non-Solicitation

In consideration of your employment with Visual Networks Operations, Inc. (the “Company”):

1.	Employee hereby agrees to disclose and assign to the Company, its successor, and assigns all discoveries, inventions, and improvements made by Employee alone or jointly with others, during the period of Employee’s employment with the Company that relate to the historical or planned business of the Company and result from tasks Employee performed in the regular course of Employee’s employment with the Company.

2.	Employee agrees that upon request of the Company, Employee will join and render assistance in any proceedings, and execute any papers necessary to vest title to, and to maintain and enforce in any and all countries, patents, trademarks, registrations, and/or copyrights with respect to any discoveries, inventions, or improvements assigned by Employee to the Company.

3.	Employee agrees that Employee will not, while in the employ of the Company or anytime thereafter, disclose any information not in the public domain relating to the Company’s business, except as may be consistent with Employee’s duties as an Employee of the Company or as may be required by subpoena or other court order requiring such disclosure. Employee further agrees that upon termination of Employee’s employment with the Company for any reason, Employee will deliver to the Company all property and documents of the Company and all information (computerized or hard copy) relating to the Company’s business then in Employee’s possession. Employee will not take from the Company any documents or confidential or proprietary information in any form without the written consent of an authorized officer of the Company.

4.	Employee agrees that during the period of Employee’s employment with the Company and for a period of one (1) year after the termination of Employee’s employment with the Company, Employee will not engage in or be directly and/or materially financially interested in any business activity that is directly competitive with the Company. For the purposes of this agreement, a “directly competitive” activity is defined as any activity related to hardware and/or software products to be embedded in a network infrastructure, the primary purpose of which is to aid in the performance management and network management of wide-area data communications networks based on Frame Relay, SMDS, Asynchronous Transfer Mode, or Internet access technologies. Employee understands and agrees that this definition is meant to reflect the core business of the Company at any given time, and that it may be modified or interpreted by the Company accordingly.

5.	Employee agrees that during the period of Employee’s employment with the Company and for a period of one (1) year after the termination of Employee’s employment with the Company for any reason, Employee will not directly or indirectly solicit, entice, or otherwise influence any Employee, contractor, or client employed or engaged by or doing business with the Company to terminate his/her/its employment or contractual relationship with the Company or to cease doing business with the Company.

The terms of this agreement supersede and negate all prior agreements between the Employee and the Company that are otherwise inconsistent with this agreement.

ACCEPTED BY:

/s/ Donald E. Clarke	June 4, 2004
Donald E. Clarke	Date